Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION OF

ENVIROSAFE CORPORATION

ENVIROSAFE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That at a meeting of the Board of Directors of ENVIROSAFE CORPORATION, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof.

    SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation by written consent in lieu of meeting of stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the following amendment:

    RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of Article FOURTH of the Company’s Certificate of Incorporation, so that, as amended said Article shall be and read as follows:

    “FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is Twenty Million Fifty Thousand (20,050,000) shares, of which Twenty Million (20,000,000) such shares shall be designated common stock and shall have a par value of $.0001 per share and Fifty Thousand (50,000) such shares shall be designated preferred stock and shall have a par value of $.0001 per share.”

    THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said ENVIROSAFE CORPORATION has caused this certificate to be signed by JOHN LA GIUDICE, its President and ARNOLD R. SELVA, its Vice President, this 15th day of December, 1998.

ENVIROSAFE CORPORATION

By: /s/ John LaGiudice
John LaGiudice, President

ATTEST:

By: /s/ Arnold R. Selva
Arnold R. Selva, Vice President